SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 28, 2011

LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015
(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200
(Registrant's Telephone Number, Including Area Code)

________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

___           Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

___           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On January 28, 2011, Lexington Realty Trust, or the Trust, entered into a credit agreement among the Trust, Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., jointly and severally as borrowers, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5 therein.

The credit agreement provides for a $300.0 million secured revolving credit facility.  The secured credit facility bears interest at 2.50% over LIBOR if Lexington’s leverage ratio, as defined in the credit agreement, is less than 50%, 2.85% over LIBOR if Lexington’s leverage ratio is between 50% and 60%, and 3.00% over LIBOR if Lexington’s leverage ratio exceeds 60%.  The secured credit facility matures January 28, 2014, but can be extended until January 28, 2015 at the Trust’s option.

The facility is secured by ownership interest pledges and guarantees by certain of the Trust’s subsidiaries that in the aggregate own interests in a borrowing base consisting of 80 properties.  With the consent of the lenders, the Trust can increase the size of the secured credit facility by $225.0 million (for a total facility size of $525.0 million).

The credit agreement contains representations, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of revolving credit loan. The principal financial covenants under the credit agreement are (1) the Trust’s total indebtedness may not exceed 65% of its capitalized value; (2) the Trust’s adjusted EBITDA determined on a consolidated basis for the period of two consecutive fiscal quarters most recently ending may not be less than 150% of the Trust’s interest expense for such period; (3) the Trust’s adjusted EBITDA for the period of two consecutive fiscal quarters most recently ending may not be less than 140% of the Trust’s fixed charges for such period; (4) the Trust’s principal amount of recourse secured indebtedness determined on a consolidated basis may not exceed 10% of the Trust’s capitalized value; (5) the Trust’s principal amount of recourse secured indebtedness on a property may not exceed 75% of the value of a stabilized property or exceed 80% of the value of a development property; (6) the Trust’s tangible net worth may not be less than $1,633,000,000 plus 75% of the net proceeds from certain equity offerings by the Trust; and (7) the Trust’s floating rate indebtedness may not exceed 35% of the Trust’s total indebtedness. The credit agreement also restricts the amount of capital the Trust can invest in specific categories of assets, such as unconsolidated entities, unimproved land, properties under construction, notes receivable, and properties leased under ground leases.  In addition, the cross-default provision under the credit agreement is limited to recourse indebtedness in excess of $10.0 million.

In addition, the credit agreement contains a covenant that restricts the ability of the borrowers under the credit agreement to make certain payments. This covenant contains certain exceptions, including an exception that allows the Trust’s operating partnerships to make any distributions necessary to allow the Trust to (i) maintain its status as a real estate investment trust or (ii) distribute 95.0% of funds from operations. The Trust does not anticipate that this provision will adversely affect the ability of its operating partnerships to make distributions sufficient for the Trust to pay dividends under its current dividend policy.

The foregoing description of the credit agreement is qualified in its entirety by reference to the Credit Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which we refer to as this Current Report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 28, 2011, the Trust entered into the credit agreement described in Item. 1.01 of this Current Report.  The material terms and conditions pertaining to the secured credit facility are set forth in Item 1.01 of this Current Report and are incorporated in this Item 2.03.

The new credit facility refinances the Trust’s previous secured credit facility under the credit agreement dated as of February 13, 2009, as amended.

Item 8.01.                      Other Events.

On January 31, 2011, the Trust announced the new credit facility and the refinancing described in Items 1.01 and 2.03 of this Current Report.

The foregoing description of the press release is qualified in its entirety by reference to the press release attached as Exhibit 99.1 to this Current Report on Form 8-K. This Item 8.01 and Exhibit 99.1 are deemed furnished not filed.

Item 9.01.                      Financial Statements and Exhibits.

(d)         Exhibits

10.1
Credit Agreement, dated as of January 28, 2011, among the Trust, Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., jointly and severally as borrowers, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5 therein.

99.1	Press release issued January 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: February 2, 2011                                                                By:  /s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

Exhibit Index

10.1
Credit Agreement, dated as of January 28, 2011, among the Trust, Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., jointly and severally as borrowers, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5 therein.

99.1	Press release issued January 31, 2011